Exhibit 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This Amendment No. 2 to Credit Agreement (“Amendment”) executed as of May 15, 2007 by and among Software Brokers of America, Inc., a Florida corporation (“Company”), Comerica Bank, a Michigan banking corporation (“Bank”).

RECITALS:

A. Company and Bank entered into that certain Credit Agreement dated August 25, 2005, as amended as of November 2, 2006 (“Agreement”).

B. Company and Bank desire to amend the Agreement as set forth below

NOW, THEREFORE, Company and Bank agree as follows:

1. The definition of “Revolving Credit Commitment Amount” set forth in the Agreement is amended to read as follows:

“‘Revolving Credit Commitment Amount’ shall mean Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000).”

2. Section 7.14 of the Agreement is amended to read as follows:

“7.14 Make any Capital Expenditure during any fiscal year if after giving effect thereto the aggregate amount of all Capital Expenditures made by Company during such fiscal year would exceed (i) for each of the fiscal years ending December 31, 2005 and December 31, 2006, $2,000,000, (ii) for fiscal year 2007, $2,500,000 and (iii) for each fiscal year thereafter, $1,000,000 (and which limitations shall include, in all cases, for each such fiscal year, the Capital Expenditures financed under the terms of Section 7.5(d) of this Agreement.”

3. Exhibit “B” of the Agreement is replaced by the form of Exhibit B annexed hereto.

4. Upon execution of this Amendment, Company shall pay Bank a non-refundable closing fee of $12,500,00.

5. The amendments contained herein shall be effective upon execution of this Amendment by Company and Bank, receipt by Bank of any other loan document listed on the Closing Agenda of even date herewith duly executed by the parties thereto and payment of the fee required under paragraph 3 above.

6. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect, the liability of the Company howsoever arising or provided for in the Agreement, as hereby modified or amended, is hereby reaffirmed.

7. The Company hereby represents and warrants that, after giving effect to the amendments contained herein; (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.5 and 5.7 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement), or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing as of the date hereof.

8. Company hereby waives, discharges, and forever releases Bank and the Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns (collectively, the “Released Parties”), from and of (i) any and all claims, causes of action, allegations or assertions that Company and/or Intcomex has or may have had against any or all of the Released Parties arising under or in connection with the financial arrangements between Company under Agreement and/or any of the other Loan Documents (as defined in the Credit Agreement) at any time up through and including the date of this Amendment, and (ii) any and all other claims, causes of action, allegations or assertions that Company has or may have had against any or all of the Released Parties at any time up through and including the date of this Amendment, and which are known to Company (collectively, the “Known Claims”), regardless if any such Known Claims arose as a result of Bank’s actions or omissions in connection with the financial arrangements between Company and Bank, any amendments, extensions, or modifications thereto, or Bank’s administration of those financial arrangements.

WITNESS the due execution hereof on the date and year first above written.

COMERICA BANK	SOFTWARE BROKERS OF AMERICA, INC.

By: Rocio de Ojeda	By: /s/ Anthony Shalom
Anthony Shalom
Its: Assistant Vice President	Its: President

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